                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934

                                (Amendment __ )


                                Onvia.com, Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)


                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                  68338T 10 6
--------------------------------------------------------------------------------
                                (CUSIP Number)


                               December 31, 2001
--------------------------------------------------------------------------------
            (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule if filed:

           [_] Rule 13d-1(b)

           [_] Rule 13d-1(c)

           [x] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.
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---------------------------                             ------------------------
CUSIP NO.: 68338T 10 6                13G                  Page 2 of 15 Pages
---------------------------                             ------------------------

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1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     GE Capital Equity Investments, Inc.

     06-1268495
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [_]
                                                                 (b) [_]

     Not applicable.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

                          -0-
                 ---------------------------------------------------------------
                       6  SHARED VOTING POWER
  NUMBER OF
   SHARES                 4,299,000
 BENEFICIALLY    ---------------------------------------------------------------
  OWNED BY             7  SOLE DISPOSITIVE POWER
    EACH
  REPORTING               -0-
   PERSON        ---------------------------------------------------------------
    WITH               8  SHARED DISPOSITIVE POWER

                          4,299,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,299,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

---------------------------                             ------------------------
CUSIP NO.: 68338T 10 6                13G                  Page 3 of 15 Pages
---------------------------                             ------------------------

--------------------------------------------------------------------------------

1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     General Electric Capital Corporation

     13-1500700
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]
     Not applicable.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

                          -0-
                 ---------------------------------------------------------------
 NUMBER OF             6  SHARED VOTING POWER
  SHARES
BENEFICIALLY              4,299,000
 OWNED BY        ---------------------------------------------------------------
   EACH                7  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                  -0-
   WITH          ---------------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          4,299,000
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     4,299,000
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     5.5%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

---------------------------                             ------------------------
CUSIP NO.: 68338T 10 6                13G                  Page 4 of 15 Pages
---------------------------                             ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     General Electric Capital Services, Inc.

     06-1109503
--------------------------------------------------------------------------------

2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
     Not applicable.                                                  (b) [_]
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

                          Disclaimed (see 9 below).
                 ---------------------------------------------------------------
 NUMBER OF             6  SHARED VOTING POWER
  SHARES
BENEFICIALLY              Disclaimed (see 9 below).
 OWNED BY        ---------------------------------------------------------------
   EACH                7  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                  Disclaimed (see 9 below).
   WITH          ---------------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          Disclaimed (see 9 below).
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares is disclaimed by General Electric Capital Services, Inc.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Not applicable (see 9 above).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

---------------------------                             ------------------------
CUSIP NO.: 68338T 10 6                13G                  Page 5 of 15 Pages
---------------------------                             ------------------------

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

     General Electric Company

     14-0689340
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                      (a) [_]
                                                                      (b) [_]

     Not applicable.
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     New York
--------------------------------------------------------------------------------
                       5  SOLE VOTING POWER

                          Disclaimed (see 9 below).
                 ---------------------------------------------------------------
 NUMBER OF             6  SHARED VOTING POWER
  SHARES
BENEFICIALLY              Disclaimed (see 9 below).
 OWNED BY        ---------------------------------------------------------------
   EACH                7  SOLE DISPOSITIVE POWER
 REPORTING
  PERSON                  Disclaimed (see 9 below).
   WITH          ---------------------------------------------------------------
                       8  SHARED DISPOSITIVE POWER

                          Disclaimed (see 9 below).
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     Beneficial ownership of all shares is disclaimed by General Electric
     Company.
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Not applicable.
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     Not applicable (see 9 above).
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON*

     CO
--------------------------------------------------------------------------------

-----------------------------                         --------------------------
CUSIP NO.: 68338T 10 6                13G                Page 6 of 15 Pages
-----------------------------                         --------------------------

Item 1(a) Name of Issuer:

          Onvia.com, Inc.

Item 1(b) Address of Issuer's Principal Executive Offices:

          1000 Dexter Avenue, Suite 400
          Seattle, Washington  98109


Item 2(a) Name of Person Filing:

          GE Capital Equity Investments, Inc. ("GE Equity")
          General Electric Capital Corporation ("GE Capital")
          General Electric Capital Services, Inc. ("GECS")
          General Electric Company ("GE")


          GE Equity is a wholly-owned subsidiary of GE Capital, which is a wholly-owned subsidiary of GECS, which is 100% owned directly or indirectly by GE.

Item 2(b) Address of Principal Business Office or, if none, Residence:

          GE Equity:     120 Long Ridge Road, Stamford, CT    06297
          GE Capital:    260 Long Ridge Road, Stamford, CT    06297
          GECS:          260 Long Ridge Road, Stamford, CT    06297
          GE:            3135 Easton Turnpike, Fairfield, CT  06431

Item 2(c) Citizenship:

          GE Equity:     Delaware
          GE Capital:    Delaware
          GECS:          Delaware
          GE:            New York


Item 2(d) Title of Class of Securities:

          Common Stock

Item 2(e) CUSIP Number:

          68338T 10 6

Item 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
          (c), check whether the person filing is a:

          Not applicable.

-----------------------------                         --------------------------
CUSIP NO.: 68338T 10 6                13G                Page 7 of 15 Pages
-----------------------------                         --------------------------

Item 4    Ownership:

          (a)-(c) The response of GE Capital, GECS and GE to Items 5, 6, 7, 8, 9 and 11 of each of their respective Cover Pages which relate to the beneficial ownership of the Common Stock of the Issuer are incorporated herein by reference.

          Each of GECS and GE hereby disclaims beneficial ownership of the Common Stock of the Issuer owned by GE Equity.

Item 5    Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6    Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company:

          Not applicable.

Item 8    Identification and Classification of Members of the Group:

          Not applicable.

Item 9    Notice of Dissolution of Group:

          Not applicable.

Item 10:  Certification

          Not applicable.

-----------------------------                         --------------------------
CUSIP NO.: 68338T 10 6                13G                Page 8 of 15 Pages
-----------------------------                         --------------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 14, 2002


                          GE CAPITAL EQUITY INVESTMENTS, INC.

                          By: /s/ Jonathan K. Sprole
                              ---------------------------------
                                Name:  Jonathan K. Sprole
                                Title: Managing Director

-----------------------------                         --------------------------
CUSIP NO.: 68338T 10 6                13G                Page 9 of 15 Pages
-----------------------------                         --------------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 14, 2002


                              GENERAL ELECTRIC CAPITAL CORPORATION



                              By: /s/ Jonathan K. Sprole
                                  ---------------------------------------
                                     Name:  Jonathan K. Sprole
                                     Title: Department Operations Manager

-----------------------------                         --------------------------
CUSIP NO.: 68338T 10 6                13G                Page 10 of 15 Pages
-----------------------------                         --------------------------


Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 14, 2002


                            GENERAL ELECTRIC CAPITAL SERVICES, INC.



                            By: /s/ Jonathan K. Sprole
                                --------------------------------
                                  Name:  Jonathan K. Sprole
                                  Title: Attorney-in-Fact

-----------------------------                         --------------------------
CUSIP NO.: 68338T 10 6                13G                Page 11 of 15 Pages
-----------------------------                         --------------------------

Signature:  After reasonable inquiry and to the best of my knowledge and belief,
---------
            I certify that the information set forth in this statement is true, complete and correct.

            Date: February 14, 2002


                              GENERAL ELECTRIC COMPANY



                              By: /s/ Jonathan K. Sprole
                                  ---------------------------------
                                    Name:  Jonathan K. Sprole
                                    Title: Attorney-in-Fact

-----------------------------                          -------------------------
 CUSIP NO.: 68338T 10 6                   13G            Page 12 of 15 Pages
-----------------------------                          -------------------------

                                 EXHIBIT LIST

EXHIBIT NO.                         TITLE                    PAGE NO.
-----------                         -----                    --------
    A              Joint Filing Agreement dated February        13
                   14, 2002 among GE Equity, GE Capital,
                   GCS and GE.

    B              Power of Attorney of General Electric        14
                   Company, dated as of February 22, 2000,
                   naming, among others, Jonathan K.
                   Sprole as attorney-in-fact.

    C              Power of Attorney of General Electric        15
                   Capital Services, Inc., dated as of
                   February 22, 2000, naming, among
                   others, Jonathan K. Sprole as
                   attorney-in-fact.